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               CERTIFICATE OF POWERS, DESIGNATIONS, PREFERENCES
                 AND SPECIAL RIGHTS OF SERIES A PREFERRED STOCK

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


     The Eastwind Group, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Act"), does hereby certify that pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, by action taken on May 8, 1996, adopted the following resolution, which resolution remains in full force and effect as of the date hereof;

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation pursuant to the Act and the Corporation's Certificate of Incorporation, the Corporation is authorized to issue, out of the 3,000,000 shares of Preferred Stock of the Corporation authorized in its Certificate of Incorporation, a series of Preferred Stock to be designated as "Series A Preferred Stock," $.10 par value per share, with the following powers, designations, preferences and special rights:

     1. Designation, Amount and Rank. 1,000 shares of a preferred stock, $.10 par value per share, shall constitute a series of such preferred stock designated as "Series A Preferred Stock" (the "Series A Preferred Stock"). With respect to dividend rights, redemption rights and rights on liquidation, winding up and dissolution, for so long as any shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not create any other class of capital stock or series of preferred stock hereafter senior to the Series A Preferred Stock.

     2.   Dividends.

          2.1 The holder of each issued and outstanding share of Series A Preferred Stock shall be entitled to receive, out of the funds of the Corporation legally available for such purpose, when, as and if declared by the Board of Directors of the Corporation, before any dividend shall be declared, paid or set aside, or any other distribution shall be declared or made, upon the Common Stock or any other class or series of stock of the Corporation, cumulative dividends in cash payable quarterly in arrears in accordance with this Section 2, on March 31, June 30, September 30 and December 31 of each year ("Dividend Payment Date") commencing on June 30, 1996. The amount of dividends payable per share of Series A Preferred Stock shall be based on a dividend rate of nine percent (9%) per annum of the Stated Value (as hereinafter defined) from the date of original issuance until May 9, 1999, fifteen percent (15%) per annum of the Stated Value from May 10, 1999 until May 9, 2002, and eighteen percent (18%) per annum thereafter. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly period shall be computed on a pro-rata basis, based on the number of days elapsed.

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          2.2  Dividends shall be payable on each Dividend Payment Date to the holders of record of the Series A Preferred Stock at the close of business on the date specified by the Board of Directors of the Corporation; provided, however, that no such record date shall be more than thirty (30) days nor less than ten (10) days prior to the respective Dividend Payment Date. Dividends on shares of Series A Preferred Stock shall accrue from the date of original issue of such shares of Series A Preferred Stock. Such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

          2.3 The term "Stated Value" per share means one thousand dollars ($1,000) plus all accrued and unpaid dividends, if any, added thereto.

     3. Rights on Liquidation, Dissolution or Winding-Up. In the event of any liquidation, dissolution or winding-up of the Corporation (including, without limitation, a liquidation or reorganization under Chapter 7 or 11 of Title 11 of the United States Code, as amended), the holders of shares of the Series A Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or of shares of any other class or series of stock of the Corporation, an amount equal to the Stated Value per share, plus an amount equal to any dividends thereon unpaid and accrued to and including the date of distribution with respect to such shares.

     4. Voting Rights. Except as herein provided or otherwise provided by law, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the outstanding Common Stock, and the holders of the Series A Preferred Stock shall not be entitled to vote. Upon any corporate action which would alter or change the rights and preferences so as to adversely affect the holders of the Series A Preferred Stock, the vote of a majority of the holders of Series A Preferred Stock, voting as a series, shall be required to approve such action. The holders of the Series A Preferred Stock shall be entitled to notice of and to attend all meetings of stockholders.

     5.   Redemption.

          Except as set forth below, the holders of the Series A Preferred Stock shall have no redemption rights.

          5.1 Upon the occurrence of an Event of Default under the Securities Purchase Agreement dated May 10, 1996 between Odyssey Capital Group, L.P. and the Corporation (the "Purchase Agreement"), each holder of Series A Preferred Stock shall have the right to require that the Corporation redeem, to the extent the Corporation lawfully may do so, all or a portion of the shares of Series A Preferred Stock held by such holder, at a redemption price in cash equal to the Stated Value per share (plus all dividends thereon accrued and unpaid to the redemption date). If the redemption price is not paid in full upon redemption, the unpaid balance shall be evidenced by a promissory note of the Corporation payable in full within 30 days of the Redemption Date (as hereinafter defined).

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          5.2  Within five business days following any Event of Default under the Purchase Agreement, as set forth below, the Corporation will mail to each holder of Series A Preferred Stock a notice (the "Redemption Notice"), the time of mailing of which shall be deemed the time of delivery, (i) stating that an Event of Default has occurred; (ii) setting forth a purchase date (the "Redemption Date"), which shall be no earlier than 20 business days nor later than 30 business days from the date the Redemption Notice is mailed; and (iii) setting forth the instructions reasonably determined by the Corporation, consistent with this Section 5 and applicable law, that a holder must follow in order to require the redemption of his Series A Preferred Stock. Holders of Series A Preferred Stock seeking to require that the Corporation redeem their shares will be required to surrender their certificates representing their shares to the Corporation prior to the close of business on the third business day prior to the Redemption Date. In the event that a Redemption Notice is not mailed by the Corporation, the Redemption Date shall be no earlier than 20 business days nor later than 30 business days from five business days following the date of the Event of Default.

          5.3 An "Event of Default" under the Purchase Agreement and hereunder shall mean any one of the following events:

               (a) default shall be made by the Corporation with respect to any evidence of indebtedness or liability for borrowed money of the Corporation (which indebtedness or liability is individually in excess of $100,000 or in the aggregate in excess of $200,000) if the effect of such default is to permit the holder or holders thereof to accelerate the maturity of such evidence of indebtedness or liability, or any such indebtedness, after the expiration of any applicable grace period, shall not be paid as and when due and payable;

               (b) the Corporation shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or all or a substantial part of its property, (ii) admit to creditors generally its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or if corporate action shall be taken by the Corporation or any of its subsidiaries for the purpose of effecting any of the foregoing;

               (c) an order, judgment or decree shall be entered, without the application, approval or consent of the Corporation by any court of competent jurisdiction, approving a petition seeking reorganization of the Corporation, or of all or a substantial part of the assets of the Corporation, or appointing a receiver, trustee or liquidator of the Corporation, and such order, judgment or decree shall continue unstayed and in effect for any period of 60 days; or

               (d) an uninsured final judgment (A) for equitable relief against the Corporation which has, or could have, a Material Adverse Effect (as defined in the Purchase Agreement) or (B) for the payment of money in excess of 10% of the Corporation's total assets, shall

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be rendered against the Corporation, and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed; or

               (e) the Corporation shall fail to pay any dividend payment with respect to the Series A Preferred Stock which it is obligated to pay hereunder within 15 days of the Dividend Payment Date with respect to the dividend payment, whether or not such payment is legally permissible or conflicts with any other agreement to which the Corporation is party; or

               (f) a breach by the Corporation of any covenant, agreement, term or condition in the Purchase Agreement or hereunder, if such breach is not cured within a period of 30 days after delivery of a written notice thereof to the Corporation; or

               (g) the Corporation shall fail to redeem and pay the redemption price of the shares of Series A Preferred Stock within 90 days of the Optional Redemption Notice given pursuant to Section 5.7(b), unless the Corporation has deposited the requisite monies with a bank or trust company as set forth in Section 5.7(c) hereof.

          5.4  In case any one or more of the Events of Default specified in
Section 5.3 hereof shall have occurred and be continuing, any holder of the Series A Preferred Stock may proceed to protect and enforce its rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in the Purchase Agreement or hereunder, or in aid of the exercise of any power granted in the Purchase Agreement or hereunder, or proceed to enforce any other legal or equitable right of the holder.

          5.5 No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

          5.6 No course of dealing between the Corporation or any of its subsidiaries and each of the holders of the Series A Preferred Stock or any delay on the part of any such holder in exercising any rights under the Purchase Agreement or hereunder shall operate as a waiver of any rights of any such person hereunder or under the Series A Preferred Stock.

          5.7 (a) At any time, all, but not less than all, of the shares of Series A Preferred Stock may be redeemed by the Corporation at its sole option and election at a redemption price equal to the Stated Value plus accrued dividends thereon.

               (b) Notice of any redemption under this Section 5.7 of shares of Series A Preferred Stock ("Optional Redemption Notice") shall be given in writing by the Corporation to all holders of record by mail at such holder's address as it appears on the transfer books of the Corporation, and the time of mailing such notice shall be deemed the time of delivery. The Optional Redemption Notice shall set forth the date of redemption. Such notice shall be given to the holders not less than thirty (30) days prior to the date of redemption. The Corporation shall redeem, no

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sooner than 30 days nor later than 90 days after the date of the Optional
Redemption Notice, all of the outstanding shares of Series A Preferred Stock by paying therefor in cash the Stated Value per share plus any unpaid dividends prorated from the most recent dividend payment date to the date of redemption.

          (c) Notice having been given pursuant to paragraph (b) of this Section 5.7, from and after the date of redemption, as specified in the Optional Redemption Notice, unless default shall be made by the Corporation in providing for the payment of the applicable redemption price, all dividends on the Series A Preferred Stock shall cease to accrue. If the Corporation so elects, the Corporation shall provide for the payment of the redemption price by depositing the requisite monies, or other consideration, as applicable, with a bank or trust company of adequate capitalization of its choice as paying agent on the date of redemption (provided the Optional Redemption Notice shall state the name and address of such bank or trust company and the availability of the monies). All rights of the holders thereof as stockholders of the bank or trust company and the Corporation, except the right to receive the applicable redemption price (without interest) shall cease and terminate. Any interest allowed on the monies so deposited shall be paid to the Corporation until the date of redemption. Any monies so deposited which shall remain unclaimed by the holder of such Series A Preferred Stock at the end of three (3) years after the redemption date shall become the property of, and be paid by such bank or trust company to, the Corporation.

     6.   Conversion Rights.
          -----------------

          The holders of the Series A Preferred Stock shall have no conversion rights.

     7.   Notices of Corporate Action.
          ---------------------------

          In the event of

          7.1 any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than dividends payable with respect to the Series A Preferred Stock) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

          7.2 any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation or any consolidation or merger involving the Corporation and any other person or any transfer of all or substantially all of the assets of the Corporation to any other person, or

          7.3 any voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

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the Corporation will mail to each holder of shares of Series A Preferred Stock a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, and (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or other securities of the Corporation) shall be entitled to exchange their shares of Common Stock (or other securities of the Corporation) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up.

     8.   Retirement of Redeemed Shares.
          -----------------------------

          No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, or otherwise shall be re-issued and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

     FURTHER RESOLVED, that, before the Corporation shall issue any shares of Series A Preferred Stock, a certificate pursuant to Section 151 of the DGCL shall be made, executed, acknowledged, filed, and recorded in accordance with the provisions of Sections 103 and 151 of the DGCL, and the proper officers of the Corporation be, and they hereby are, authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes and intent of this and the foregoing resolutions.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf and attested on this 10th day of May, 1996 by a duly authorized officer of this Corporation.

                                 THE EASTWIND GROUP, INC.


                             By: /s/ William B. Miller
                                -----------------------------------------------
                                 William B. Miller, Senior Vice President & CFO

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